CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2023, relating to the financial statements and financial highlights of Kensington Manged Income Fund, Kensington Dynamic Growth Fund, and Kensington Active Advantage Fund, each a series of Managed Portfolio Series, for the year or period ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Milwaukee, WI
April 27, 2023